Exhibit 3.3

Number: BC1212806

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that SUBVERSIVE CAPITAL ACQUISITION CORP. changed its name to TPCO HOLDING CORP. on January 15, 2021 at 05:05 AM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On January 15, 2021 CAROL PREST Registrar of Companies Province of British Columbia Canada